WARNING: THE EDGAR SYSTEM ENCOUNTERED ERROR(S) WHILE PROCESSING THIS SCHEDULE.










  Exhibit No. 27


                           FINANCIAL DATA SCHEDULE


  This schedule contains summary financial information extracted from the September 30, 1996 (unaudited) financial statements of Medjet Inc. and is qualified in its entirety by reference to such financial statements.


                                                     September 30, 1996
  ITEM NUMBER       ITEM DESCRIPTION                       (Unaudited)
  -----------       -----------------                     -------------
  5-02(1)           Cash and cash items                     $4,940,788
  5-02(2)           Marketable securities                           --
  5-02(3)(a)(1)     Notes and accounts receivable -- trade       2,083
  5-02(4)           Allowance for doubtful accounts                 --
  5-02(6)           Inventory                                       --
  5-02(9)           Total current assets                     5,004,075
  5-02(13)          Property, plant and equipment               94,719
  5-02(14)          Accumulated depreciation                    72,641
  5-02(18)          Total assets                             5,164,916
  5-02(21)          Total current liabilities                  484,647
  5-02(22)          Bonds, mortgages and similar debt          315,000
  5-02(28)          Preferred stock--mandatory redemption           --
  5-02(29)          Preferred stock--no mandatory redemption        --
  5-02(30)          Common stock                                 3,682
  5-02(31)          Other stockholders' equity               4,676,587
  5-02(32)          Total liabilities and stockholders'
                      equity                                 5,164,916
  5-03(b)1(a)       Net sales of tangible products                  --
  5-03(b)1          Total revenues                                  --
  5-03(b)2(a)       Cost of tangible goods sold                     --
  5-03(b)2          Total costs and expenses applicable
                      to sales and revenues                         --
  5-03(b)3          Other costs and expenses                   787,455
  5-03(b)5          Provision for doubtful accounts
                      and notes                                     --
  5-03(b)(8)        Interest and amortization of
                      debt discount                             26,851
  5-03(b)(10)       Income before taxes and other
                      items                                   (785,828)
  5-03(b)(11)       Income tax expense                              --
  5-03(b)(14)       Income/loss continuing operations         (785,828)
  5-03(b)(15)       Discontinued operations                         --
  5-03(b)(17)       Extraordinary items                             --
  5-03(b)(18)       Cumulative effect -- changes in

   ## CT01/SHERC/90246.31





                      accounting principles                         --
  5-03(b)(19)       Net income or loss                        (785,828)
  5-03(b)(20)       Earnings per share -- primary                 (.29)
  5-03(b)(20)       Earnings per share -- fully diluted           (.29)

















































   ## CT01/SHERC/90246.31
